ISCO International Provides Update for the Fourth Quarter 2005

ELK GROVE VILLAGE, IL -- 12/22/2005 -- ISCO International, Inc. (AMEX: ISO), a leading global supplier of radio-frequency management and interference-control systems for the wireless telecommunications industry, provided an update on its business operations.

Fourth Quarter Status

"We are very proud and excited to announce that the Company has shipped $10 million in annual revenue for the first time in its history. This is a significant milestone for the Company and it will complete a year during which ISCO will have enjoyed its four best quarterly results," President and CEO John Thode said. Thode added that the Company was still working on a few opportunities that may close this quarter so final results would not be available until early in January.

"While 2005 was certainly an historic year for ISCO we continue to raise the bar for ourselves, as we know our investors would expect, and look forward to 2006 with great expectations and optimism," said Mr. Thode.

Business Development

Thode also provided brief but important updates on several engagements the Company has recently highlighted with three large US operators.

"After nearly a year of intense business development activities, we have successfully penetrated a significant new account despite the presence of a long-term incumbent vendor," Thode reported. He added, "This new customer has allocated a significant amount of its 2006 business to ISCO and we are extremely excited about the opportunity to continue to build this relationship. This is a big win for us and will be an important new source of revenue for 2006."

Thode went on to provide updates regarding the Company's engagement with a large PCS operator. He said the Company was in ongoing commercial discussions regarding its PCS portfolio with the entity. In addition, based upon the outstanding results of the PCS commercial trial, that this customer had asked ISCO to engineer an additional solution targeted at a systematic issue they had with another area of their network. "This relationship has continued to expand very quickly and we have high expectations for the opportunities it will present for 2006," Mr. Thode said.

Finally, Thode updated the RFP process the Company has been engaged in for a very large customized filter opportunity. He said that ISCO has formally submitted its response to the customer and continues to make preparations with its strategic supply chain partners to deliver the solution. He added that final awards would not be made until later in the year but expected a short list of suppliers sometime in the next 90 days and he felt optimistic about ISCO's prospects.

Thode concluded his remarks by saying, "2005 was a very positive step for ISCO, but we are not satisfied. We will settle for nothing less than substantial year-over-year growth in 2006."

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "look," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain additional financing in the future if necessary; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property, the risks associated with foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Exhibit section of the Company's most recently filed Quarterly Report on Form 10-Q. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario,
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com